Exhibit 99.1

Cirrus Logic Names Catherine Lego to Board of Directors

AUSTIN, Texas--(BUSINESS WIRE)--April 23, 2020--Cirrus Logic, Inc. (Nasdaq: CRUS) has named Catherine Lego to the company’s board of directors. Lego has extensive board governance experience and knowledge of the electronics and semiconductor industries and currently serves on the board of directors of Guidewire Software, Inc., Lam Research Corp., and IPG Photonics Corp. During the past five years, Lego has also served on the boards of Cypress Semiconductor Corp., Fairchild Semiconductor and SanDisk Corp.

“We are extremely pleased to welcome Cathy to the Cirrus Logic Board of Directors,” said Jason Rhode, chief executive officer, Cirrus Logic. “She brings a wide range of knowledge and expertise within the semiconductor industry, including financial, business development and corporate governance, and we look forward to her valuable insight and guidance as a member of the Cirrus Logic team.”

Lego received a Bachelor of Arts degree in economics and biology from Williams College and a Masters of Science degree in accounting from the New York University Stern School of Business. In 2015, she was awarded the National Association of Corporate Directors (NACD) Directorship 100® for her board service.

Cirrus Logic, Inc.
Cirrus Logic is a leader in low-power, high-precision mixed-signal processing solutions that create innovative user experiences for the world’s top mobile and consumer applications. With headquarters in Austin, Texas, Cirrus Logic is recognized globally for its award-winning corporate culture. Check us out at www.cirrus.com.

Cirrus Logic, Cirrus, the Cirrus Logic logo design are registered trademarks of Cirrus Logic, Inc. © 2020 Cirrus Logic, Inc. All rights reserved.

Contacts

Bill Schnell
Cirrus Logic, Inc.
(512) 851-4084
bill.schnell@cirrus.com

Angie Hatfield
Strategic Communications, Inc.
(425) 941-2895
ahatfield@strategiccom.biz